Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900
mkendrick@seitel.com

SEITEL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

HOUSTON, February 14, 2018 - Seitel, Inc., a leading provider of onshore seismic data to the oil and gas industry in North America, today reported results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter Highlights -

•	Total revenue was $21.9 million compared to $35.0 million in Q4 2016.

•	Cash resales totaled $16.3 million compared to $28.3 million in Q4 2016.

•	Cash flows from (used in) operating activities were $(3.9) million compared to $1.4 million in Q4 2016.

•	Cash EBITDA was $12.2 million compared to $21.0 million in Q4 2016.

Full Year Highlights -

•	Total revenue was $90.3 million compared to $94.5 million in 2016.

•	Cash resales totaled $59.7 million compared to $59.4 million in 2016.

•	Cash flows from operating activities were $40.4 million compared to $30.5 million in 2016.

•	Cash EBITDA was $41.5 million compared to $39.4 million in 2016.

Total revenue for the fourth quarter of 2017 was $21.9 million, consisting of acquisition underwriting revenue of $4.6 million, resale licensing revenue of $16.8 million and solutions and other revenue of $0.5 million. This compares to total revenue of $35.0 million in the fourth quarter of 2016, consisting of acquisition underwriting revenue of $4.0 million, resale licensing revenue of $30.3 million and solutions and other revenue of $0.7 million. Cash resales, a component of resale licensing revenue, were $16.3 million in the fourth quarter of 2017 compared to cash resales of $28.3 million in the fourth quarter of 2016.

Total revenue for the year ended December 31, 2017 was $90.3 million compared to $94.5 million for the same period last year. Acquisition underwriting revenue was $22.8 million in 2017 compared to $21.5 million in 2016. New data acquisition activity in 2017 was focused in the EagleFord/Woodbine, Permian and Louisiana Cotton Valley areas in the U.S and in the Montney and Duvernay areas in Canada. Total resale licensing revenue was $65.4 million in 2017 compared to $71.0 million in 2016. Cash resales were $59.7 million compared to $59.4 million in 2016. Solutions and other revenue was $2.1 million in both 2017 and 2016.

“Our cash resales increased modestly year over year as we saw a more consistent spending pattern quarter to quarter by E&P companies in licensing seismic data from our library in 2017,” commented Rob Monson, president and chief executive officer. “Improved fundamentals have fostered steady price growth in crude oil in the second half of 2017 and into early 2018. As a result, North America E&P capital spending is expected to increase 15% to 20% in 2018. We believe our clients will remain judicious with capital spending in 2018 with cash flows remaining the leading determinant of overall budget decisions.
“We continued to spend our net cash capex judiciously in 2017 as we grew our library by about 2,500 square miles. We added approximately 400 square miles from new data acquisition and 2,100 square miles through purchases of existing data,” stated Monson. “We will continue to pace our level of capital spending with our cash flows and our clients’ needs as the recovery continues.”
Our net loss was $2.1 million for the fourth quarter of 2017 compared to net income of $4.1 million for the fourth quarter of 2016. The change between quarters was primarily due to a decrease in total revenues, partially offset by a decrease in selling, general and administrative (“SG&A”) expenses and a decrease in income tax expense. Our net loss was $31.5 million for the

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year ended December 31, 2017 compared to a net loss of $24.4 million for the year ended December 31, 2016. The increase in loss between years was primarily due to a decrease in total revenues and a decrease in income tax benefits.

We did not have a significant impact from the enactment of U.S. tax reform in December 2017 because we have a full valuation allowance against our U.S. federal net deferred tax asset. We recognized a benefit of $2.4 million in the fourth quarter of 2017 related to U.S. tax reform as a result of the realizability of our alternative minimum tax credit.

Cash flows from (used in) operating activities were $(3.9) million in the fourth quarter of 2017 compared to $1.4 million in the fourth quarter of 2016. The decrease in cash flows between the periods was primarily due to the fact that the fourth quarter of 2017 included income tax payments whereas the fourth quarter of 2016 included over $3.5 million of tax refunds. The decrease between periods was also partially due to lower collections of acquisition underwriting revenue as a result of invoice timing. Cash flows from operating activities were $40.4 million for the year ended December 31, 2017 compared to $30.5 million for the year ended December 31, 2016. The increase between periods was primarily due to 2017 including higher collections due to increased cash resale activity beginning in the fourth quarter of 2016, partially offset by payments made in 2017 related to 2016 annual incentive compensation (2016 included no such payments) and lower collections of acquisition underwriting revenue as a result of invoice timing. As mentioned for the fourth quarter periods, the year-to-date 2016 period also included receipt of income tax refunds whereas the 2017 period included income tax payments.

Cash EBITDA, a non-GAAP measure, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and various non-routine items), was $12.2 million in the fourth quarter of 2017 compared to $21.0 million in the same period last year. The decrease between periods was primarily the result of lower cash resales, partially offset by lower SG&A expenses. Cash EBITDA was $41.5 million for the year ended December 31, 2017 compared to $39.4 million for the year ended December 31, 2016. The increase between years was primarily the result of lower SG&A expenses.

SG&A expenses were $4.6 million in the fourth quarter of 2017 compared to $8.1 million in the fourth quarter of 2016 and $20.3 million for the year ended December 31, 2017 compared to $24.1 million in the same period last year. In both the quarterly and annual periods, we had a decrease in variable compensation, consisting of commissions and annual incentive compensation, resulting from an overall reduction in total revenues and from our 2017 Cash EBITDA results not achieving the full target goals established at the beginning of the year. In 2016, we exceeded our Cash EBITDA target goals; therefore, annual incentive compensation was higher in 2016 than 2017. Additionally, 2016 included termination benefits related to layoffs of personnel while such amounts were minimal in 2017.

For the year ended December 31, 2017, gross capital expenditures were $34.6 million, of which $24.8 million related to new data acquisition projects primarily located in the Eagle Ford/Woodbine, Permian and Louisiana Cotton Valley areas in the U.S. and in the Montney and Duvernay areas in Canada. Capital expenditures also included $7.2 million related to purchases of seismic data and data processing costs. Our net cash capital expenditures totaled $10.1 million for the year ended December 31, 2017. Our current backlog of capital expenditures relates to new data acquisition projects located in the Permian, Niobrara, Montney and Duvernay areas and totals $10.9 million, of which we have obtained cash underwriting of $8.5 million. We expect the majority of our $2.4 million committed net cash capital expenditures to be incurred in 2018 with the remainder to be incurred in 2019.

CONFERENCE CALL
Seitel will hold its annual conference call to discuss fourth quarter and full year results for 2017 on Thursday, February 15, 2018 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 5290944. A replay of the call will be available until February 22, 2018 by dialing 800-585-8367, Conference ID 5290944, and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in approximately 47,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel has also expanded into Mexico through the reprocessing of existing 2D seismic data for licensing to oil and gas companies. Seitel serves a market which includes over 1,500 companies in the oil and gas industry.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, but represent our present belief, based on our current expectations and assumptions, with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance or project future results based on such forward-looking statements or present or prior earnings levels. Except as required by applicable law, we disclaim any duty to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

INFORMATION RELATED TO FINANCIAL MEASURES
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), but believe that certain non-GAAP financial measures, such as cash EBITDA and net cash capital expenditures, provide useful supplemental information to investors regarding the company’s operating and financial performance and are useful for period-over-period comparisons. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. Non-GAAP financial measures included in this press release are cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2017	2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$70,581	$55,997
Receivables, net	27,138	26,094
Net seismic data library	74,542	115,922
Net property and equipment	1,599	1,709
Prepaid expenses, deferred charges and other	1,842	1,762
Intangible assets, net	900	1,418
Goodwill	187,243	182,012
Deferred income taxes	203	257
TOTAL ASSETS	$364,048	$385,171

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable	$6,649	$2,357
Accrued liabilities	10,680	10,286
Employee compensation payable	2,869	4,364
Income taxes payable	2,777	620
Senior Notes	248,142	246,857
Obligations under capital leases	1,363	1,510
Deferred revenue	13,095	15,904
Deferred income taxes	1,359	2,214
TOTAL LIABILITIES	286,934	284,112

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	400,592	400,582
Retained deficit	(314,671)	(283,190)
Accumulated other comprehensive loss	(8,807)	(16,333)
TOTAL STOCKHOLDER’S EQUITY	77,114	101,059
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$364,048	$385,171

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)

REVENUE	$21,942	$35,001	$90,250	$94,546

EXPENSES:
Depreciation and amortization	15,536	16,239	77,482	75,078
Cost of sales	22	21	96	76
Selling, general and administrative	4,591	8,106	20,291	24,119
	20,149	24,366	97,869	99,273

INCOME (LOSS) FROM OPERATIONS	1,793	10,635	(7,619)	(4,727)

Interest expense, net	(6,116)	(5,979)	(24,652)	(24,967)
Foreign currency exchange gains (losses)	96	(34)	8	109
Other income	1	1,183	97	1,765

Income (loss) before income taxes	(4,226)	5,805	(32,166)	(27,820)
Provision (benefit) for income taxes	(2,104)	1,687	(685)	(3,396)

NET INCOME (LOSS)	$(2,122)	$4,118	$(31,481)	$(24,424)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $16.3 million in the fourth quarter of 2017 compared to $28.3 million in the fourth quarter of 2016 and $59.7 million for the year ended December 31, 2017 compared to $59.4 million for the year ended December 31, 2016.

The following table summarizes the components of Seitel’s revenue (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Total acquisition underwriting revenue	$4,553	$3,972	$22,766	$21,458

Resale licensing revenue:
Cash resales	16,275	28,257	59,746	59,404
Non-monetary exchanges	825	—	2,075	1,840
Revenue recognition adjustments	(253)	2,067	3,571	9,752
Total resale licensing revenue	16,847	30,324	65,392	70,996

Total seismic revenue	21,400	34,296	88,158	92,454

Solutions and other	542	705	2,092	2,092
Total revenue	$21,942	$35,001	$90,250	$94,546

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash EBITDA	$12,217	$20,977	$41,541	$39,362
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	4,503	3,921	22,487	21,329
Revenue recognition adjustments from contracts payable in cash	572	1,523	4,396	8,413
Severance and other non-routine costs	(28)	(124)	(171)	(1,984)
Interest expense, net	(6,116)	(5,979)	(24,652)	(24,967)
Amortization of deferred financing costs	333	302	1,285	1,224
Decrease in allowance for doubtful accounts	—	1	—	(20)
Other cash operating income	1	11	1	14
Current income tax expense	(352)	(517)	(2,943)	(561)
Changes in operating working capital	(15,057)	(18,703)	(1,590)	(12,267)
Net cash provided by (used in) operating activities	$(3,927)	$1,412	$40,354	$30,543

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for 2017 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

Year Ended December 31, 2017
New data acquisition	$24,811
Cash purchases and data processing	7,217
Non-monetary exchanges	2,064
Property and equipment	534
Total capital expenditures	34,626
Less:
Non-monetary exchanges	(2,064)
Cash underwriting revenue	(22,487)
Net cash capital expenditures	$10,075

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